Exhibit 2.9

Share Subscription Agreement

ECOSS Inc. (Hereinafter "ECOSS") and EFC Co., Ltd. (Hereinafter "EFC"), in regards to the issuance of stocks (Hereinafter “Share Offering”) agree to the share subscription as follows.

1. Based on the following details as noted in ECOSS’ articles of incorporation, as well as the conditions for share offering decided upon at the annual Shareholder’s Meeting held on June 28, 2007 and the Board of Directors’ Meeting held on March 28, 2008, the shares will be subscribed as follows.

Number of shares subscribed	ECOSS Inc. 740 common stocks

Note

1. Company name	ECOSS Inc.
2. Stocks available for issue	150,000 stocks
3. Restrictions on transfer of stocks	Transfer or acquisition of ECOSS shares requires prior approval by the Board of Directors.
4. Offering conditions
(1) Number of shares to be offered	ECOSS Inc. 800 common stocks
(2) Name of subscriber and number of shares subscribed	Chihiro Tsuyuki 60 shares EFC Co., Ltd. 740 shares
(3) Amount paid for shares	50,000 yen per share
(4) Item regarding transaction in-kind

Details on transaction in-kind

a)

Credit obligations for debt to Chihiro Tsuyuki of 3,000,000 yen

Amount: 3,000,000 yen

b)

37,000,000 yen of the total amount of 94,644,806 yen owed to EFC Co., Ltd.

Further, this will be applied to the debts in chronological order until the total of 37,000,000 yen is reached.

Amount: 37, 000,000 yen

(5) Benefit date	March 31, 2008 (Monday)
(6) Amount of capital and capital reserve increase	(i) Capital increase: 20,000,000 yen (ii) Capital reserve increase: 20,000,000 yen

1. EFC will make payment in-kind for the subscription of shares offered by the benefit date indicated.

1. This agreement represents that the agreement between ECOSS and EFC are under the same terms as other subscribers, and as set forth by Corporation Law 205, this confirms the agreement to undertake the shares offered in the amount indicated.

To deem this agreement effective, 1 original has been created, to which both parties have stamped their official seal. ECOSS shall retain the original, and EFC shall retain a copy.

March 28, 2008

For ECOSS:

ECOSS Inc.

1-14-6 Dougenzaka, Shibuya-ku, Tokyo

President and Representative Director Chihiro Tsuyuki

For EFC:

EFC Co., Ltd.

2-3-5 Ohashi, Meguro-ku, Tokyo

Director Chihiro Tsuyuki

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